Exhibit 10.1

Employment Agreement

This Employment Agreement is made and entered into as of March 1, 2024, by and among Landmark Bancorp, Inc., a Delaware corporation, Landmark National Bank, a Kansas chartered bank with its main office located in Manhattan, Kansas, and Abigail M. Wendel. As used in this Agreement, capitalized terms have the meanings set forth in Section 22.

Recitals

A. The Bank is a wholly-owned subsidiary of the Company.

B. The Company and the Bank desire to employ Executive pursuant to the terms of this Agreement and Executive desires to be employed by the Company and the Bank pursuant to such terms.

C. The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive’s employment with the Company.

D. The Parties desire to enter into this Agreement as of the Effective Date and to have this Agreement supersede all prior agreements between the Parties, whether or not in writing, and to have any such prior agreements become null and void as of the Effective Date.

Agreement

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Employment Period. The Company shall employ Executive during the Employment Period and Executive shall remain in the employ of the Company and provide services to the Company during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on the three year anniversary of the Effective Date, unless sooner terminated as provided herein, provided that the Employment Period shall be extended automatically for one additional year beginning on the third anniversary of the Effective Date and on each anniversary thereafter unless either Party notifies the other Party, by written notice delivered no later than 90 days prior to any such anniversary, that the Employment Period shall not be extended. In the event of a Change in Control, this Agreement shall automatically be extended through the end of the Covered Period, and then remain subject to automatic renewals set forth above, based on the anniversaries of the Change in Control.

2. Duties.

(a) During the Employment Period, Executive shall devote Executive’s full business time, energy, and talent to serving as President and Chief Executive Officer of the Company and the President and Chief Executive Officer of the Bank.

(b) Executive shall have the duties, and such associated power and authority as is necessary to fulfill such duties, that are commensurate with Executive’s positions and any other duties that may be assigned to Executive by the Board or Bank Board. Executive shall perform all such duties faithfully and efficiently, and shall at all times conduct herself and the business and affairs of the Company in the highest professional, ethical, and legal manner. Executive agrees that Executive shall be loyal and faithful to the Company at all times and shall not make any undisclosed profit in any transaction involving the Company and acknowledges that doing so would constitute a breach of the fiduciary duties Executive owes to the Company. Executive shall devote substantially all of Executive’s time, attention, knowledge, and skills solely to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits, and other assets arising from or incident to all work, services, and advice of Executive, and Executive shall not, during the term hereof, be interested, directly or indirectly, in any manner or in any capacity, in any other business similar to or in competition with the Company’s business or the business of any Affiliate. During the Employment Period, the Company shall nominate Executive to be a member of the Board and the Bank Board, and subject to election by the shareholders, Executive agrees to serve as a member of the Board and the Bank Board.

(c) Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the Board, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or any Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Company or an Affiliate) or hold any other position with any business without receiving the prior written consent of the Board.

3. Compensation and Benefits. During the Employment Period, while Executive is employed by the Company, the Company shall compensate Executive for Executive’s services as follows:

(a) Annual Base Salary. Executive shall be paid a base salary at an annual rate of $480,000 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company then in effect. Executive’s Annual Base Salary shall be reviewed annually by the Board and, in the Board’s sole and exclusive discretion, the Board may increase, but not decrease, the Annual Base Salary, with any such increase to be effective as of January 1 of the year of such adjustment.

(b) Initial Bonus. For fiscal year 2024, Executive shall receive a bonus in the amount of $100,000 (the “Initial Bonus”), payable between January 1, 2025 and February 28, 2025; provided, that Executive remains actively employed through December 31, 2024.

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(c) Incentive Bonus. Commencing with fiscal year 2025, Executive shall be eligible to receive a performance-based annual cash incentive bonus from the Company for each fiscal year ending during the Employment Period (each, an “Incentive Bonus”), pursuant to, and subject to the terms of, the annual cash incentive plan as the Company may, in its sole and complete discretion, establish from time to time, on the same terms as other similarly situated employees of the Company. Executive’s maximum Incentive Bonus opportunity shall be fifty percent (50%) of Annual Base Salary. Executive’s target Incentive Bonus opportunity shall be thirty-five (35%) of Annual Base Salary (the “Target Bonus”), subject at all times to the discretion of the Board. Any Incentive Bonus shall be paid to Executive no later than two and one-half months after the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such Incentive Bonus.

(d) Other Benefits. Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated employees of the Company.

(e) Medical and Term Life Premiums. The Company shall directly pay or reimburse Executive for (i) 100% of the medical insurance premiums for Executive (excluding, for the avoidance of doubt, any such premiums attributable to Executive’s family or other eligible dependents) under the Company group medical insurance coverage elected by Executive; and (ii) 100% of the premiums of a group term life insurance policy for Executive (excluding, for the avoidance of doubt, any such premiums attributable to Executive’s family or other eligible dependents, if applicable); provided, that, unless otherwise specifically provided herein, if Executive’s employment terminates for any or no reason, the Company shall have no obligation to continue to bear the costs of the foregoing premiums.

(f) 401(k) Plan. The Executive shall be entitled to participate in the Company’s 401(k) plan, subject to the terms and conditions of the plan, as may be in effect during the Employment Period.

(g) Vacation. Executive shall be entitled to accrue paid vacation days and holidays in accordance with and subject to the Company’s paid time off programs and policies as may be in effect from time to time, provided that Executive shall be entitled to at least twenty (20) paid vacation days and two (2) paid personal days during each full calendar year, with such amounts to be pro-rated during any calendar year of the Employment Period in which Executive is not employed by the Company for the entirety of the calendar year.

(h) Business Expenses. Executive shall be eligible to receive reimbursement for reasonable business-related expenses pursuant to, and subject to the terms of, the Company’s expense reimbursement policies as may be established by the Company from time to time in the Company’s sole and complete discretion.

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(i) Automobile. The Company shall provide a Company-owned automobile for Executive’s use in the performance of Executive’s duties hereunder and shall pay all expenses for maintenance, repairs and insurance relating to that automobile, provided, however, that Executive shall pay for all fuel charges and be reimbursed for business-related fuel expenses in accordance with the Company’s policy regarding such reimbursements. Executive shall report Executive’s business and personal use of the automobile in conformity with policies adopted by the Company and personal use shall be reflected annually on the IRS Form W-2 of Executive as additional compensation for income tax purposes.

(j) Membership Dues. Executive shall receive reimbursement from the Company for membership dues, initiation fees, special assessments, and other business-related expenses at a club mutually agreeable between Executive and the Board, with such amount being prorated for any partial year of service.

(k) Executive Coaching. The Company shall reimburse Executive’s reasonable documented costs for executive coaching or similar services, comparable to what has been customarily provided to similarly situated executives of the Company, up to a maximum of $10,000 annually.

(l) Equity Awards.

(i) Stock Option. Subject to approval by the Board, on or prior to the Effective Date, Executive shall be granted a nonqualified stock option (the “Option”) to purchase 40,000 shares of Company common stock. The per share exercise price of the Option shall be one hundred percent (100%) of the Fair Market Value (as defined under the Company’s 2015 Stock Incentive Plan, as may be amended or restated from time to time, or any successor plan thereto (the “Stock Incentive Plan”)) of such stock determined on the grant date of the Option. The Option shall vest and become exercisable with respect to one hundred percent (100%) of the total number of shares of Company common stock subject to the Option on the fourth (4th) anniversary of the Effective Date, subject to Executive’s continuous employment with the Company from the Effective Date through such vesting date. The Option shall otherwise be subject to the terms of the Stock Incentive Plan pursuant to which it is granted and/or an option agreement to be entered into between Executive and the Company.

(ii) Restricted Stock. Subject to approval by the Board, on or prior to the Effective Date, Executive shall be granted a restricted stock award of 5,000 shares (the “Restricted Stock”) for which twenty-five percent (25%) of the aggregate covered shares shall vest on each anniversary of the Effective Date, so as to be one hundred percent (100%) vested on the fourth (4th) anniversary of the Effective Date, subject to Executive’s continuous employment with the Company from the Effective Date through each such vesting date. The Option shall otherwise be subject to the terms of the Stock Incentive Plan pursuant to which it is granted and/or an award agreement to be entered into between Executive and the Company.

(iii) Additional Equity Awards. Commencing in fiscal year 2025, Executive shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time.

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4. Rights upon Termination. This Agreement and Executive’s employment under this Agreement may be terminated for any of the reasons described in this Section 4. Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:

(a) Minimum Benefits. Following the Termination Date, and in accordance with and subject to applicable law, Executive shall be entitled to the Minimum Benefits, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date; provided, however, that any benefits, incentives, or awards payable as described in Section 4(g)(i) shall be provided in accordance with the terms of the applicable plan, program, or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company or any Affiliate following the Termination Date for purposes of any plan, program, or arrangement.

(b) Termination for Cause, Death, Disability, Voluntary Resignation or Non-Renewal. If a Termination occurs for any reason other than an Involuntary Termination then, other than the Minimum Benefits, following the Termination Date, Executive shall have no right to any compensation, benefits, or any other payments or remuneration under this Agreement (and the Company and its Affiliates shall have no obligation to provide any such benefits) other than the Minimum Benefits.

(c) Involuntary Termination outside Covered Period. If Executive’s employment is subject to an Involuntary Termination other than during a Covered Period, then, in addition to the Minimum Benefits, and subject to Section 5, the Company shall provide Executive the following:

(i) On the first regularly-scheduled payroll date following the 60th day following the Termination Date, Executive shall commence receiving the Severance Amount (less any amount described in Section 4(c)(ii)), with such amount to be paid in twenty-four (24) substantially equal monthly installments, with each successive payment being due on the monthly anniversary of the Termination Date.

(ii) To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first regularly-scheduled payroll date following the 60th day following the Termination Date (but in no event later than two and one-half months after the close of the year in which the Termination Date occurs).

(iii) Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(e).

(d) Change in Control Termination. If Executive’s employment is subject to an Involuntary Termination during a Covered Period, then, subject to Section 5, in addition to Minimum Benefits, the Company shall provide Executive the following:

(i) On the 60th day following the Termination Date, the Company shall pay Executive a lump sum payment in an amount equal to the Severance Amount.

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(ii) Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e).

(e) Medical and Dental Benefits. If Executive’s employment is subject to an Involuntary Termination, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date, then, provided Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide, at the Company’s expense, Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the Involuntary Termination for a period of eighteen (18) months following the Termination Date, and thereafter Executive shall be responsible for the full cost of such continued coverage if the coverage continues beyond such period; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company (or an Affiliate) or violate any nondiscrimination requirements then applicable with respect to the applicable plans. The coverages under this Section 4(e) may be procured directly by the Company (or an Affiliate, if appropriate) apart from, and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical or dental plans, and provided, further, that the cost to the Company and its Affiliates shall not exceed the cost for continued COBRA coverage under the Company’s (or an Affiliate’s) plans, as set forth in the immediately preceding sentence. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under this Section 4(e) shall cease with respect to the eligible Executive and/or dependent. Executive and Executive’s dependents must notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available.

(f) Golden Parachute Payment Adjustment. It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an Excess Parachute Payment. The present value of payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies (in the aggregate “Total Payments”) shall not exceed an amount equal to $1.00 less than the maximum amount that the Company may pay without loss of deduction under Code Section 280G(a). Present value for purposes of this Section 4(f) shall be calculated in accordance with Code Section 280G(d)(4). Within 90 days following the earlier of the giving of the notice of termination or the giving of notice by the Company to Executive of its belief that there is a payment or benefit due to Executive that will result in an Excess Parachute Payment, Executive and the Company, at the Company’s expense, shall obtain the opinion of such legal counsel and/or certified public accountant as the Company may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountant for the Company or the Bank), which opinion need not be unqualified, which set forth (i) the amount of the includable compensation of Executive for the base period, as determined under Code Section 280G, (ii) the present value of Total Payments, and (iii) the amount and present value of any Excess Parachute Payments. If such opinion determines that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced, or eliminated as specified by Executive in writing delivered to the Company within 60 days of Executive’s receipt of such opinion or, if Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinion there will be no Excess Parachute Payment; provided, however, that any such specification by Executive or the Company shall not be effective where it would result in an imposition of any additional income tax under Code Section 409A. The provisions of this Section 4(f), including the calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that (A) the compensation provided for in Section 3 of this Agreement and (B) any other compensation earned by Executive pursuant to the Company’s or the Bank’s programs that would have been provided in any event are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change in Control; provided, however, that if such legal counsel so requests in connection with the opinion required by this Section 4(f), Executive and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive.

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(g) Other Benefits.

(i) Executive’s rights following a Termination with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii) Except as specifically provided herein, the Company and its Affiliates shall have no further obligations to Executive under this Agreement following a Termination.

(h) Removal from any Boards and Positions. Unless otherwise agreed to in writing by the Parties at the time of Termination, upon a Termination, Executive shall be deemed to resign (i) if a member, from the Board, the Bank Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.

(i) Regulatory Suspension and Termination.

(i) If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, all obligations of the Company and the Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings, provided that if the charges in such notice are dismissed, the Company may in its discretion (A) pay Executive all or part of the compensation withheld while its and the Affiliates’ obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its and the Affiliates’ obligations that were suspended, all in accordance with Code Section 409A.

(ii) If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Company or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, all obligations of the Company and the Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this Section 4(i) shall not affect any vested rights of the Parties.

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(iii) If the Company is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this Section 4(i) shall not affect any vested rights of the Parties.

(iv) All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, or when the Company is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4(i) shall not affect any vested rights of the Parties.

(v) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.

(j) Clawback. Notwithstanding any provision of this Agreement to the contrary, if any Severance Restrictions require the recapture or “clawback” of any amount paid to Executive under this Agreement following the Termination Date, Executive shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Executive’s receipt of a written notice from the Company indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions.

5. Release. Notwithstanding any provision of this Agreement to the contrary, Executive shall not be entitled to any benefits under Section 4(c), Section 4(d), or Section 4(e) (other than the Minimum Benefits), and shall repay to the Company any such benefits received, unless Executive executes (without subsequent revocation) and delivers to the Company a Release within 45 days (or such longer period to the extent required by applicable law) following the Termination Date.

6. Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and the ability of the Company to continue its business. Executive further acknowledges that, during the course of Executive’s employment with the Company, Executive may produce and have access to Confidential Information.

(a) Confidential Information. During the course of Executive’s employment and following a Termination:

(i) Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties to the Company.

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(ii) If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Executive’s activities in connection with the business of the Company or its Affiliates, Executive shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto.

(iii) Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.

(iv) Executive shall abide by the Company’s policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information.

(v) Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Executive did not violate any terms set forth in this Agreement.

(b) Documents and Property.

(i) All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties to the Company, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon a Termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

(ii) Executive acknowledges that Executive’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all the Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company and reasonable personal use in accordance with the Company’s applicable policies and procedures. Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited. The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates. Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon a Termination, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease, and Executive shall delete any Company and Affiliate information from Executive’s personal computer or other electronic device.

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(c) Non-Competition and Non-Solicitation. The primary service area of the Company’s business in which Executive will actively participate extends separately to the Restricted Area. Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment with the Company, Executive shall not, during Executive’s employment with the Company or during the Restricted Period, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i) Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, in each case in the capacity (or any substantially similar capacity) that Executive provided services to the Company, any person, firm, partnership, corporation, other business entity, or trust that owns, operates, or is in the process of forming a Competitor with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Executive of shares of the capital stock of any institution, which shares are listed on a securities exchange and that do not represent more than 1% of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii) (A) Induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) interfere with the relationship between the Company or its Affiliates and any employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its Affiliates with whom Executive had an ongoing business relationship to cease doing business with the Company or its Affiliates or interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, or other business relations with whom Executive had an ongoing business relationship.

(iii) Solicit the business of any person or entity known to Executive to be a customer of the Company or its Affiliates, where Executive, or any person reporting to Executive, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

(iv) Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that Executive devoted time to on behalf of the Company or any Affiliate (or any substantially similar products, activities, or services) and that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

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(v) Accept employment with, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Executive would inevitably use or disclose the Company’s Confidential Information in Executive’s work or service for such Competitor.

Notwithstanding any provision of this Agreement to the contrary, in the event of Executive’s Involuntary Termination other than during a Covered Period, the above subsections (i) and (v) of the Restrictive Covenants shall not apply.

(d) Works Made for Hire; Ownership of Company Work Product.

(i) The Parties understand and agree that all work prepared by Executive for the Company or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Executive shall, and does, assign to the Company all of Executive’s right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto. Executive waives and releases all moral rights in any of the works as Executive may possess by virtue of the Visual Artist’s Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law. Executive shall not assert any claim based upon such moral rights against the Company, the Affiliates, or any of their respective successors in interest or assigns. Executive shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Company or its Affiliates from the commercialization in any manner of the work.

(ii) Executive hereby assigns to the Company any right, title, and interest in and to all Company Work Product that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates.

(iii) Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Company Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).

(iv) The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Company Work Product, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same. Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to the Confidential Information and Company Work Product, and shall not contest, challenge or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of the Confidential Information and Company Work Product, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.

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(v) To the extent required by applicable state statute, this Section 6(d) shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Executive’s own time, unless the invention (i) relates to the business of the Company or an Affiliate or to the Company’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company or an Affiliate.

(e) Consent and Release. From time to time, the Company’s store locations may be the subject of a Promotional Work. Executive acknowledges that Executive is aware that Executive’s name, image, and likeness may be captured in such Promotional Work, and hereby consents and agrees that the Company may use Executive’s name, image, and likeness as captured in the Promotional Work in any manner, in connection with the Company’s products and services, and, at all times, the Company, its Affiliates, and, without limitation, their respective customers, successors, licensees, and assigns, may continue to use the Promotional Work that includes Executive’s name, image, or likeness. Executive, Executive’s heirs, predecessors, successors, assigns, and all affiliated entities hereby fully and finally release, remise, and forever discharge the Company, its Affiliates, their respective predecessors, successors, assigns, and all affiliated entities, and each of their respective directors, officers, members, shareholders, partners, employees, customers, agents, and attorneys, to the extent that such apply, of and from any and all manner of actions, causes of action, losses, claims, demands, liabilities, obligations, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions, in law or in equity, that arise out of or are related to the Company’s or its Affiliates’ use of a Promotional Work that includes Executive’s name, image, or likeness.

(f) Online Medium.

(i) Executive shall not create or otherwise establish any Online Medium without the Company’s prior written consent. Notwithstanding the foregoing, if Executive creates an Online Medium without such prior written consent, Executive shall, and hereby does (A) assign to the Company any right, title, and interest Executive may have in and to the Online Medium and (B) transfer to the Company all primary administrative rights to the Online Medium, including all codes and passwords. If the Company has approved the content of any material to be posted or otherwise used online and obtained primary administrative rights to the Online Medium, then the Company may, at its sole and absolute discretion, provide Executive with subordinate administrative access to, and guidelines for, Executive’s use of such Online Medium in connection with Executive’s duties under this Agreement. Executive has no right, title, or interest to any material or other information on any Online Medium including all “fans,” “followers,” “friends,” and “contacts” associated therewith that mentions, uses, or refers in any way to Company Proprietary and Intellectual Property, Company Work Product, or Confidential Information, which shall remain the sole and exclusive property of the Company, even if such Online Medium is established by Executive or otherwise held in the name of Executive. Upon a Termination, the Company will remove Executive’s administrative access to the Online Medium.

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(ii) Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Online Medium (including obtaining any available intellectual property or similar protection therefore in the United States and foreign countries).

(iii) The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Online Medium, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same. Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to the Online Medium, and shall not contest, challenge, or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of the Online Medium, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.

(g) Company Proprietary and Intellectual Property. The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Company Proprietary and Intellectual Property, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same. Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to Company Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of Company Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein. Executive shall not use or otherwise exploit any of Company Proprietary and Intellectual Property in any manner not authorized by the Company.

(h) Remedies for Breach of Restrictive Covenant.

(i) Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area, and scope.

(ii) Executive acknowledges that (A) the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, (B) compliance with and/or enforcement of such restrictions will create no undue hardship for the Executive, including following the Termination Date, (C) any violation of these restrictions would seriously, adversely, and irreparably injure the Company and such interests, and (D) such restrictions were a material inducement to the Company to employ Executive and to enter into this Agreement.

(iii) Executive must, and the Company may, communicate the existence and terms of this Agreement, or any portion thereof, to any third party with whom Executive may seek or obtain future employment or other similar arrangement.

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(iv) In the event of any violation or threatened violation of the restrictions contained in this Section 6, and without limitation of any other rights, remedies, or damages to which the Company might be entitled under this agreement or otherwise at law or in equity:

(A) The Company shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive, and shall be entitled to seek such relief without the posting of any bond or, if a bond is required, Executive agrees that a bond of $100 shall be sufficient; and

(B) If the violation or threatened violation occurs or exists following the Termination Date, the Executive shall forfeit any right to the payment or provision of any amounts or benefits to which Executive might otherwise be entitled pursuant to this Agreement.

(v) If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

(i) Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.

7. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

8. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the principal headquarters of the Company, attention: Vice President of Human Resources, with a copy to the Chairman of the Board of Directors; and if to Executive, to Executive’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Kansas, without regard to principles of conflict of laws (whether in the State of Kansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Kansas.

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10. Choice of Venue and Consent to Jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts located in the City of Manhattan, Kansas, if such courts have or can acquire jurisdiction, and if such jurisdiction does not exist and cannot be acquired, to the exclusive jurisdiction of the United States District Court serving the City of Manhattan, Kansas, for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise.

11. Service of Process. Each Party may be served with process in any manner permitted under State of Kansas law, or by United States registered or certified mail, return receipt requested.

12. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral.

13. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

14. No Assignment. Executive’s right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 14, the Company and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

15. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

16. Legal Fees. In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

17. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

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18. Code Section 409A.

(a) To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits that are subject to Code Section 409A shall be payable hereunder on account of a Termination unless such Termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 18 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(b) Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

19. Scope of Company and Affiliate Obligations. Although the Company and its Affiliates may have jointly obligated themselves to Executive under certain provisions of this Agreement, in no event shall Executive be entitled to more than what is explicitly provided for hereunder, such that no duplicative payments shall be provided under this Agreement.

20. Executive Representations.

(a) Executive represents that Executive is not aware of any contractual obligations with any prior employer which will restrict Executive from accepting employment with the Company or which will restrict Executive from performing any duties or responsibilities on behalf of the Company.

(b) Executive represents that prior to accepting employment with the Company under this Agreement, Executive has provided the Company with any agreements, contracts or other documents which purport to restrict Executive’s employment activities after terminating employment with any prior employer other than the Company.

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(c) Executive agrees that no representations were made to Executive concerning the terms or conditions of Executive’s employment except as set forth in this letter.

21. Construction.

(a) In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company; (v) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (vi) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (vii) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (viii) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (ix) all words used shall be construed to be of such gender or number as the circumstances and context require; (x) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (xi) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(b) If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

(c) The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.

(d) Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

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22. Definitions. As used in this Agreement, the terms defined in this Section 22 have the meanings set forth below.

(a) “1934 Act” means the Securities Exchange Act of 1934.

(b) “Affiliate” means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of more than 50% of the Voting Securities or other voting or equity interests of any Business Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity.

(c) “Agreement” means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.

(d) “Annual Base Salary” has the meaning set forth in Section 3(a).

(e) “Average Incentive Bonus” means the average of Incentive Bonuses determined for the immediately preceding three completed fiscal years of the Company; provided, however, that if an Incentive Bonus has not yet been determined for a previously completed fiscal year as of the Termination Date, then Target Bonus shall be used with respect to such fiscal year for purposes of calculating the Average Incentive Bonus. For purposes of calculating the Average Incentive Bonus, fiscal years for which no bonus was determined to have been earned shall be included in the calculation of the three-year average.

(f) “Bank” means Landmark National Bank, a national chartered bank with its main office located in Manhattan, Kansas.

(g) “Bank Board” means the Board of Directors of the Bank.

(h) “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary as of the date one day prior to the Change in Control, (ii) the Average Incentive Bonus, and (iii) the contributions made or credited by the Company under all employee retirement plans for the benefit of Executive (other than elective deferrals by Executive) for the most recently completed fiscal year of the Company.

(i) “Board” means the Board of Directors of the Company.

(j) “Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

(k) “Change in Control” means the first to occur of the following:

(i) The consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding Voting Securities of the Company;

(ii) During any 12-month period, the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of a majority of the Board, in which case such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

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(iii) The consummation by the Company of: (A) a merger or consolidation if the Company’s shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Company.

Notwithstanding any provision of this definition to the contrary, a Change in Control shall not be deemed to have occurred solely because more than 50% of the combined voting power of the then outstanding securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or an Affiliate or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Company’s shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Further notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Code Section 409A and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

(l) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(m) “Code” means the Internal Revenue Code of 1986.

(n) “Company” means Landmark Bancorp, Inc., a Delaware corporation.

(o) “Company Proprietary and Intellectual Property” means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights and other source identifiers, trade secrets, and other intellectual property and property rights therein, if any.

(p) “Company Work Product” means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by Executive in the course of Executive’s employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights, trade secrets, and other intellectual property and propriety rights therein, if any. Notwithstanding the foregoing sentence, to the extent required by applicable state statute, Company Work Product shall not include (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive’s exposure to any Confidential Information.

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(q) “Competitor” means a bank, savings bank, savings and loan association, credit union, or similar financial institution.

(r) “Confidential Information” means confidential or proprietary non-public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.

(s) “Covered Period” means the period beginning six months prior to a Change in Control and ending on the date that is 24 months after the Change in Control.

(t) “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. In the event of a dispute regarding whether Executive has incurred a Disability, each of Executive and the Company shall choose a physician who together shall choose a third physician to make a final determination regarding whether Executive has incurred a Disability.

(u) “Effective Date” means March 29, 2024.

(v) “Employment Period” has the meaning set forth in Section 1.

(w) “Excess Parachute Payment” has the meaning set forth in Code Section 280G.

(x) “Executive” means Abigail M. Wendel.

(y) “FDIA” means the Federal Deposit Insurance Act.

(z) “FDIC” means the Federal Deposit Insurance Corporation.

(aa) “Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(i) A material and adverse change in the nature, scope, or status of Executive’s position, authorities, or duties from those in effect in accordance with Section 2; provided, however, that a change in title as a result of a merger or reorganization of the Company or the Bank, where Executive maintains a similar level of responsibility or oversight (including, where applicable, duties with respect to a public company officer or director), shall not constitute Good Reason or a breach of this Agreement;

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(ii) A material reduction in Executive’s then-current Annual Base Salary, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date;

(iii) A relocation of Executive’s primary place of employment of more than 25 miles, which relocation also causes Executive’s primary place of employment to be located further from Executive’s primary residence;

(iv) Removal of Executive from, or failure to elect Executive to, the Board or the Bank Board; or

(v) A material breach by the Company of this Agreement.

Notwithstanding any provision of this Good Reason definition to the contrary, (A) prior to a Termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason.

(bb) “Incentive Bonus” has the meaning set forth in Section 3(c).

(cc) “Initial Bonus” has the meaning set forth in Section 3(b).

(dd) “Involuntary Termination” means a Termination during the Employment Period either:

(i) By the Company, other than a Termination for Cause; or

(ii) By Executive for Good Reason.

For purposes of clarity, Involuntary Termination shall not include Executive’s Termination as a result of death or Disability, or a Termination due to the expiration of this Agreement.

(ee) “Minimum Benefits” means, as applicable, the following:

(i) Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii) Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause;

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(iii) Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date;

(iv) Executive’s unreimbursed business expenses through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company’s expense reimbursement policy and within 15 days following the Termination Date; and

(v) The benefits, incentives, and awards described in Section 4(g)(i).

(ff) “Online Medium” means any website, domain, social network account or identity, blog, feed, email address, email distribution list, or other Internet account or presence (including, but not limited to, Instagram, Tumblr, Facebook, X (f/k/a Twitter), TikTok, and Flicker) that incorporates, exploits, utilizes, displays, or otherwise makes use of any of the Company Proprietary and Intellectual Property, Company Work Product, or Confidential Information.

(gg) “Option” has the meaning set forth in Section 3(l).

(hh) “Parties” means the Company, the Bank, and Executive.

(ii) “Promotional Work” means, without limitation, photographs, films, clips, sketches, segments, and other media and promotional works.

(jj) “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(kk) “Restricted Area” means the area that encompasses a 35-mile radius from each banking or other office location of the Company and its Affiliates.

(ll) “Restricted Period” means a period of 18 months immediately following a Termination, whether such Termination occurs during the Employment Period or thereafter.

(mm) “Restricted Stock” has the meaning set forth in Section 3(l).

(nn) “Restrictive Covenant” has the meaning set forth in Section 6(c).

(oo) “Severance Amount” means

(i) For any Involuntary Termination that occurs during the Employment Period and not during a Covered Period, an amount equal to 200% of Executive’s Base Compensation as of the respective Termination; or

(ii) For any Involuntary Termination that occurs during a Covered Period, an amount equal to 300% of Executive’s Base Compensation as of the respective Termination.

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(pp) “Severance Restrictions” means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Company or any Affiliate to seek or demand repayment or return of any payments made to Executive for any reason, including the Company, an Affiliate or their successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

(qq) “Specified Employee” within the meaning of Code Section 409A.

(rr) “Stock Incentive Plan” has the meaning set forth in Section 3(l).

(ss) “Substantial Business Efforts” means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Company or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.

(tt) “Target Bonus” has the meaning set forth in Section 3(c).

(uu) “Termination” means termination of Executive’s employment with the Company and all Affiliates for any reason or no reason.

(vv) “Termination Date” means the date of Termination.

(ww) “Termination for Cause” means a termination of Executive’s employment by the Company as a result of any of the following (in each case as determined by the Board):

(i) Executive’s willful and continuing failure to perform Executive’s obligations hereunder, which failure is not remedied within 10 business days after receipt of written notice of such failure from the Company;

(ii) Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(iii) Executive’s breach of fiduciary responsibility;

(iv) An act of dishonesty by Executive that is materially injurious to the Company or an Affiliate;

(v) Executive’s engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or an Affiliate;

(vi) Executive’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

(vii) A material breach by Executive of this Agreement;

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(viii) An act or omission by Executive that leads to a material harm (financial or reputational) to the Company or an Affiliate; or

(ix) A material breach by Executive of Company policies as may be in effect from time to time.

Further, a Termination for Cause shall be deemed to have occurred if, within 12 months following the Termination, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause and such Termination for Cause shall be deemed to have been effective as of the earliest date when the existence of such facts and circumstances would have warranted a Termination for Cause.

Further, with respect to subsections (i), (vii), (viii), and (ix), Executive shall be entitled to at least 30 days’ prior written notice of the Company’s intention to terminate Executive’s employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause.

Further, all rights Executive has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation by the Board or its designee, or (B) any negotiations between the Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause and any such suspension shall not give rise to a claim of Good Reason by Executive.

(xx) “Total Payments” has the meaning set forth in Section 4(f).

(yy) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

23. Survival. The provisions of Section 6 shall survive the termination of this Agreement.

24. Electronically Transmitted Documents. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile, DocuSign, or similar device or software, such electronic-signed document shall for all purposes be treated as if manually signed by the Party whose electronic or facsimile signature appears.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the date first set forth above.

LANDMARK BANCORP, INC.

By:	/s/ Patrick L. Alexander
Print Name:	Patrick L. Alexander
Title:	Chairman of the Board of Directors

LANDMARK NATIONAL BANK

By:	/s/ Patrick L. Alexander
Print Name:	Patrick L. Alexander
Title:	Chairman of the Board of Directors

Abigail M. Wendel

By:	/s/ Abigail M. Wendel

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EXHIBIT A

Agreement and Release and Waiver

This Agreement and Release (“Agreement”) is made and entered into by and between Landmark Bancorp, Inc. (the “Company”) and [_______________] (“Executive”).

Whereas, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and

Whereas, Executive and the Company are parties to that certain Employment Agreement, made and entered into as of [_______________], as amended (the “Employment Agreement”).

Now, therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1. Termination of Employment. Executive’s employment with the Company shall terminate effective as of the close of business on [_______________] (the “Termination Date”).

2. Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):

(a) Severance Amount. [_______________], payable in accordance with the terms of the Employment Agreement.

(b) Accrued Salary and Vacation. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, payable in accordance with the terms of the Employment Agreement.

(c) COBRA Benefits. [_______________], payable in accordance with the terms of the Employment Agreement.

(d) Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

(e) Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

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3. Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4. Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:

(a) Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment,

(b) Relating to wages, bonuses, other compensation, or benefits,

(c) Relating to any employment or change in control contract,

(d) Relating to any employment law, including

(i) The United States and State of Kansas Constitutions,

(ii) The Civil Rights Act of 1964,

(iii) The Civil Rights Act of 1991,

(iv) The Equal Pay Act,

(v) The Employee Retirement Income Security Act of 1974,

(vi) The Age Discrimination in Employment Act (the “ADEA”),

(vii) The Americans with Disabilities Act,

(viii) Executive Order 11246, and

(ix) Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e) Relating to any right of payment for disability,

(f) Relating to any statutory or contractual right of payment, and

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(g) For relief on the basis of any alleged tort or breach of contract under the common law of the State of Kansas or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Kansas.

5. Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money in connection with a charge or investigation. Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Agreement is intended to, or shall be interpreted to, limit, restrict, or prohibit Executive’s right to participate in any way in any whistleblower program established by any federal, state, or local governmental authority, including recovering monies in connection with any such participation by Executive.

6. Covenant Not to Sue.

(a) A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.

(b) If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

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7. Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least [21/45] days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any revocation must be in writing and directed to [_______________]. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.

8. Restrictive Covenants. Section 6 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.

9. Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Company’s business reputation or goodwill. Notwithstanding the foregoing, nothing herein is intended to, or shall be interpreted to, in any way limit, restrict, or prohibit Executive from making any good faith disclosures to any governmental authority concerning any actual or alleged violation of law, or from providing truthful testimony in connection with any judicial or administrative proceeding.

10. Company Property.

(a) Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b) Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

11. No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

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12. Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

13. Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

14. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Kansas, without regard to principles of conflict of laws (whether in the State of Kansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Kansas.

15. Legal Fees. In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

16. Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

19. Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive. Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.

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20. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

21. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make herself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

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In witness whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

LANDMARK BANCORP, INC.

By:
Print Name:
Title:
Date:

EXECUTIVE

By:
Print Name:
Date:

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